Exhibit 3.1

ARTICLES OF ASSOCIATION

OF

Evogene Ltd.

(“the Company”)

Chapter One – General

1.	Introduction

1.1	Each of the words set out below will, in these Articles, bear the meaning appearing opposite it:

law –	the provisions of any law applicable in the State of Israel.

the Companies Law –	the Companies Law, 5759-1999, or any other enactment replacing the same.

Securities Law –	the Securities Law, 5728-1968, or any other enactment replacing the same

business day –	a day on which most of the banks in Israel are opening for transacting business.

in writing or written –	printing and any other form of printing words, including documents that have been sent in writing by fax, telegram, telex, e-mail, by computer or any other form of electronic communication, that creates or enables the creation of a copy or printout of a document.

securities –	as defined in section 1 of the Securities Law.

incompetent –	a person who has been declared to be incompetent pursuant to the Legal Capacity and Guardianship Law, 5722-1962.

Companies Ordinance –	The Companies Ordinance (New Version) 5743-1983, or any other enactment replacing the same.

simple majority –	a majority of more than one half of the votes of the shareholders entitled to vote and who have, personally by proxy or by means of a voting warrant, voted at a general meeting, but excepting abstentions.

special majority –	a majority of at least three quarters (75%) of the votes of the shareholders entitled to vote and who have voted personally or by proxy or by means of voting warrant, except for abstention votes.

Articles –	the Articles of association of the Company as presently framed or duly modified from time to time, either expressly or under any law.

Companies Regulations –	Regulations that have been promulgated by virtue of the Companies Law and/or the Companies Ordinance.

Securities Regulations –	Regulations that have been promulgated by virtue of the Securities Law.

related company –	A body corporate that, directly or indirectly, controls the Company or any other body corporate that is, directly or indirectly, controlled by such corporation and/or a corporation that is controlled, directly or indirectly, by the Company.

1.2	In these Articles, any reference to an organ or officeholder refers to an organ or officeholder of the Company.

1.3	In the absence of any other provision on the subject and save where the subject matter or the context is inconsistent with such application, the provisions of sections 3 – 10 of the Interpretation Law, 5741-1981, will, mutatis mutandis, similarly apply to the interpretation of the Articles.

Unless otherwise provided in this clause, words and expressions contained in the Articles bear the meaning ascribed thereto in the Companies Law, and in the absence thereof, the meaning ascribed thereto in the Companies Regulations, and in the absence thereof, the meaning ascribed thereto in the Securities Law, and in the absence thereof, the meaning ascribed thereto in the Securities Regulations, and in the absence thereof, the meaning ascribed thereto in any other law, save where such meaning is inconsistent with the context in which such word or expression appears, or the thrust of the relevant provision contained in the Articles.

Any reference in these Articles made to a provision of law that is subsequently amended or repealed, will be deemed to be in force and form part of the Articles unless, as a result of such amendment or repeal, that provision is of no effect.

The provisions of these Articles are in addition to and override those prescribed by the Companies Law. Wherever any provision herein contained is repugnant to that permitted by law, the provisions of these Articles will, so far as possible, be construed pursuant to the provisions of law.

2.	Public company

The Company is a public company.

3.	Donations

The Company may make donations even if such donation does not fall within business considerations.

4.	Objects of the Company

The Company will engage in any lawful business.

5.	Limitation on liability

The liability of each of the shareholders in the Company is limited to pay the full amount of the sum that it undertook to pay at the time of the allotment, in respect of the shares allotted to it.

6.	Alteration of the Articles

The Company may, unless otherwise prescribed in relation to any particular provision of these Articles, vary or substitute any of the provisions herein contained by resolution to be adopted by the general meeting, by simple majority.

Chapter Two – Share capital of the Company

7.	Share capital

7.1	The registered share capital of the Company is 3,000,000 shekels divided into 300,000,000 ordinary registered shares of NIS. 0.01 nominal value each (hereinafter: “share”, “ordinary share”, “shares” or “ordinary shares”, as appropriate). Each share confers a right to receive invitations to, attend and vote at, general meetings. Each shareholder, on casting a vote, will have such number of votes as accords with the number of shares that it holds. All shares have equal rights between them in relation to the amounts of capital that have been or have been credited as paid-up on the nominal value thereof in all matters relating to dividend, the distribution of bonus shares and other distribution, a return of capital and participation in a distribution of surplus assets of the Company on a winding-up.

7.2	The provisions of these Articles with respect to shares will similarly apply to other securities that will be issued by the Company, mutatis mutandis.

8.	Issue of shares and other securities

8.1	No right of preemption – the existing shareholders of the Company will have no right of preemption, preferential or other right whatsoever to acquire securities of the Company. The Directors may, at their absolute discretion, first offer or distribute securities of the Company to the existing shareholders.

8.2	Redeemable securities

The Directors of the Company may issue redeemable securities as with such rights and subject to such conditions as will be determined by the Directors.

8.3	Commissions – the Company may pay to any person commission (including underwriting fees) in consideration of underwriting, marketing or distribution services of the Company’s securities, conditionally or unconditionally, on such conditions as will be determined by the Board of Directors. The payments mentioned in this paragraph may be paid in cash or securities of the Company, or partly by one method and partly in the other.

8.4	The Directors may make arrangements for a difference between the holders of securities of the Company in relation to the terms of allotment of the Company’s securities and the rights attaching to those securities, and may vary such conditions, including waiving any part thereof. The Directors may further issue to the holders of the securities, calls in respect of monies that have yet to be discharged in respect of the securities that they hold.

8.5	Any payment on account of a share will be first credited on account of the nominal value and only thereafter on account of the premium in respect of any share, unless otherwise prescribed the terms of issue thereof.

8.6	No member shall be entitled to exercise any right of a shareholder including dividend, prior to having paid all sums outstanding pursuant to the terms of issue, together with interest, linkage differentials and expenses, if any, unless otherwise prescribed the terms of issue.

8.7	The Directors may forfeit and sell, re-allot or otherwise dispose of any security for which the total consideration has not been paid, as they decide, including without consideration.

8.8	The forfeiture of a security shall lead to the cancellation of any right or claim or demand in or against the Company in relation to such security, save for such rights and obligations as are excepted by these Articles or which by law are granted to or imposed upon a former holder of securities.

9.	Register of Members of the Company and issue of share certificates

9.1	The secretary of the Company or the person who has been appointed for that purpose by the Directors of the Company will be responsible for managing the register of shareholders. Every member shall be entitled to receive from the Company one share certificate, or a number of certificates, as decided by the Company, without charge, within two months of the allotment or registration of the transfer (or in such other shorter period as will be otherwise prescribed by the terms of issue) in respect of all the shares of a certain class that are registered in his name and such certificate will specify the number and class of the shares (if any) and such other particular as will, in the opinion of the Directors be significant. In the case of a share jointly held, the Company will not be bound to issue more than one certificate to all the joint holders and delivery of such certificate to one of the joint holders will be deemed to be delivery to all.

9.2	The Board of Directors may close the register of shareholders up to an aggregate period of 30 days in any year.

9.3	Share certificates will be issued under the seal or stamp of the Company or in its printed name, and under the hand of a single Director and the secretary of the Company or of two Directors, or of such other person as the Directors have appointed for such purpose.

9.4	The Company may issue a new certificate in lieu of an issued certificate that has been lost or defaced or become worn, against such evidence and indemnity as the Company will require and after payment of such sum as will be determined by the Directors and the Company may replace existing certificates with new ones without payment, subject to the terms prescribed by the Board of Directors and pursuant to a decision of the Board.

9.5	Where two or more persons are registered as joint holders of a share, each of them shall be entitled to acknowledge the receipt of a dividend or other payments in respect of the said share and whose acknowledgement will be binding upon the holders of the share.

9.6	The Company may recognize a trustee as holder of a share and issue a share certificate in the trustee’s name, provided the trustee has given notice of the identity of the beneficiary under the trust. The Company shall not be bound or required to recognize any claim based on any equitable or contingent right or a future right or partial right to a share or to any other right whatsoever in respect of any such share, other than the absolute right of the registered shareholder of each share unless on the basis of a judicial order or pursuant to the requirements of any law.

10.	Transfer of shares of the Company

10.1	Shares of the Company are transferable.

10.2	Unless otherwise prescribed by the Directors of the Company, no transfer of registered shares will be registered unless an original signed instrument of transfer of the shares (hereinafter: “share transfer”) will have been submitted to the Company. The share transfer will be in the following or like form so far as possible, or in such other form as will be approved by the Board.

Instrument of Share Transfer

I,                      I.D./Corporate no.                      from                      (hereinafter: “the Transferor”) transfer to                      I.D./Corporate no.                      from                      (hereinafter “the Transferee”) in consideration of the sum of NIS                      paid to me                  shares of              class of n.v. NIS each marked numbered              to             , (inclusive) of the Company,                      Ltd., (hereinafter: “the Company”) to be held by the Transferee, the administrators of his estate and by his successors on the conditions on which I/we held the same at the time of the execution hereof and I/we, the Transferee/s agree to take the said shares on such conditions appearing in the Articles, from time to time.

IN WITNESS WHEREOF we have set our hands this      day of

The Transferor	The Transferee

Name:	Name:
I.D/Corp.no:	I.D/Corp.no:
Signature:	Signature:

Witness to the signature of the Transferor:	Witness to the signature of the Transferee:

Name:	Name:
I.D/Corp.no:	I.D/Corp.no:
Signature:	Signature:

A share transfer of shares not fully paid-up will be of no effect or of shares over which the Company has a right of lien or charge, unless it has been approved by the Board of Directors which may, at its absolute discretion, and without assigning any reasons, refuse to register such transfer.

The Board of Directors may refuse such a share transfer and may further make conditional such transfer on the Transferee’s undertaking, in such amount and manner as the Directors will determine, to repay the Transferor’s undertakings in respect of the shares or the undertakings in respect of which the Company has a lien or charge over the shares.

10.3	The Transferor will continue to be regarded as shareholder of the shares transferred until the Transferee’s name has been entered in the Register of Members.

10.4	A share transfer will be presented to the Office for registration, together with the certificates constituting the registered shares that are to be transferred (if issued) together with such other evidence as the Company will require concerning the Transferor’s title to or right to transfer the shares.

10.5	A joint shareholder wishing to transfer his right in the share but who holds no share certificate will not be bound to attach the share certificate to the share transfer provided that the share transfer specifies that the Transferor holds no share certificate in respect of the share the right in which is being transferred and the transferred share is jointly held with others, together with their particulars.

10.6	The Company may demand payment of a fee for registering the transfer in such sum or at such rate as will be determined by the Board of Directors from time to time.

10.7	Only the personal representatives and administrator or executors of the estate of a deceased shareholder, and in the absence thereof, his heirs, shall be recognized as the holder thereof after proving their entitlement thereto as determined by the Directors.

10.8	The Company may recognize the surviving shareholder of a share held jointly upon the death of one of the holders unless all the joint holders of the share have notified the Company in writing prior to the death of any of them of their wish that the provisions of this paragraph will not apply, but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share jointly held by him.

10.9	A person acquiring a right to a share in his capacity as personal representative, administrator, heir, receiver, liquidator or trustee in bankruptcy of a shareholder or otherwise by law, may, when proving his right – as required by the Board of Directors – be registered as shareholder of such share or transfer the same to another, subject to the provisions regarding transfers pursuant to these Articles.

10.10

The person acquiring a right to a share in consequence of the transfer thereof by operation of law, will be entitled to dividends and the other rights in respect of the share and further be entitled to receive and give receipts for dividend or other payments payable in connection with such share but will not be entitled to receive notices in connection with the general meetings of the Company (to the extent such right exist) and participate or vote thereat in connection with such share or exercise any right of a member, save as stated above, until after he is registered as shareholder in relation to such share.

11.	Share Warrants to Bearer

The Company may not issue share warrants to bearer from which it derives that the holders thereof have the rights to the shares therein specified.

12.	Charge over shares

12.1	The Company shall have a first charge and right of lien on all shares that are not fully paid up and registered in the name of each shareholder and on the proceeds of sale thereof whether or not they have matured for payment, which have been called or which shall become payable on the date determined for such share. The Company shall have a lien on all the shares (other than fully paid up shares) registered in the name of a shareholder as security for the monies due from him, or his assets, whether solely or jointly with others. Such lien shall also apply to dividends declared from time to time in respect of these shares.

12.2	The Board of Directors is entitled, in order to exercise any such charge or lien, to sell the shares or any of them that are subject to the lien in any manner it may deem fit, but no sale shall be made until after a notice in writing has been delivered to the shareholder, concerning the Company’s intention to sell the shares, in default of payment of such sum, fourteen days from the date of the notice. The net proceeds of any such sale, after payment of costs of the sale, shall be used to pay the debts or the liabilities of the shareholder and the residue (if any) shall be paid to him.

12.3	If a sale of shares is made after forfeiture or in order to enforce a charge or lien by the apparent exercise of the powers conferred above, the Board of Directors is entitled to register them in the register in the name of the purchaser, and the purchaser shall not be obliged to examine the regularity of the proceedings or the manner in which the proceeds of the sale have been applied. After they have been entered in the register in his name, no person shall challenge the validity of the sale.

13.	Alterations to share capital

The general meeting may, at any time, resolve to effect any of the following, provided that such a resolution of the general meeting will be adopted by simple majority.

13.1	Increase of capital

To increase its registered share capital, whether or not all the shares registered at that time were issued or not. The increased capital shall be divided into shares having ordinary, preferred or deferred rights or with any other special rights (subject to any special rights of any existing class of shares) or subject to terms and restrictions in respect of dividend, repayment of capital, voting or other terms as the general meeting shall provide in its resolution regarding the increase of the registered capital.

13.2	Alteration of rights

a.	The Company may, at any time at which the share capital is divided into different classes, by resolution passed by a meeting of the shareholders by a simple majority, (unless otherwise prescribed in the terms of issue of the shares of that class) vary the rights of a class of the Company’s shares after receiving the consent in writing of all of the holders of the shares of that class, or with the approval of a resolution duly passed at a general meeting of the holders of that class of shares, by simple majority or in the event of it being stipulated otherwise by the terms of issue of the particular class of the shares of the Company – as stipulated by the terms of issue of that class of shares.

b.	The rights conferred on the holders of the shares or the holders of a class of shares, that have been issued with either ordinary or preferential rights or other special rights, shall not be deemed, by the creation or issue of other shares having identical rights, or a change in the rights of existing shares, to have changed unless otherwise provided in the terms of issue of those shares.

13.3	Consolidation

To consolidate and redivide all or any of its share capital into shares of larger denomination than those specified in these Articles. In the event that as a result of such consolidation, the holders of shares whose shares have been consolidated are left with fractions, the Board of Directors may, with the sanction of the general meeting in the resolution deciding on such consolidation:

a.	Sell all the fractions and for such purpose appoint a trustee in whose name the certificates comprising the fractions will be issued and who will sell the same and apply the proceeds received, less commissions and expenses, among those entitled. The Board of Directors may decide that shareholders entitled to proceeds that are in a sum that is less than that prescribed, will not receive the proceeds of such fractions and their portion of the proceeds will be divided among the shareholders entitled to the proceeds that exceed the amount prescribed in proportion to the proceeds to which they are entitled;

b.	To allot to each shareholder who, as a result of such consolidation and re- distribution, is left with fractional shares, fully paid-up shares of the class existing prior to the consolidation in such number as will, when consolidated with the fraction, be sufficient for a single complete consolidated share and such allotment will be deemed to have taken effect immediately prior to the consolidation;

c.	To determine that shareholders will not be entitled to receive consolidated shares in respect of fractional consolidated shares resulting from the consolidation of one half or less of the number of shares whose consolidation creates a single consolidated share, but will be entitled to receive a consolidated share in respect of a consolidated fractional share resulting from the consolidation of more than one half of the number of the shares whose consolidation creates a single consolidated share.

In the event of any of the actions specified in sub-paragraphs (b) or (c) above, necessitating the issue of additional shares, the payment thereof will be effected in the manner in which bonus shares are paid. Such consolidation and distribution will not be deemed to be an alteration of the rights of the shares to which the consolidation and distribution relate.

13.4	Cancellation of unissued share capital

To cancel registered share capital that has yet to be allotted, provided that no undertaking of the Company exists to allot such shares.

13.5	Split of share capital

To split all or any of the Company’s share capital into shares of smaller denomination than that prescribed in these Articles by distributing all or any of the Company’s shares for the time being.

Chapter Three – General Meetings

14.	Powers of the general meeting

14.1	Matters within the authority of the general meeting

Resolutions on the following matters will be passed by the Company in general meeting:

14.1.1	Alterations of the Articles or Memorandum of Association of the Company.

14.1.2	Exercising the powers of the Board of Directors provided the general meeting has determined by a simple majority of the votes of the shareholders entitled to vote and who have voted personally or by proxy, that the Board of Directors is constrained from exercising its powers and also that exercising any of the powers is essential for the proper management of the Company.

14.1.3	Approval of acts and transactions requiring the approval of the general meeting, pursuant to the provisions of sections 255, and 268 to 275 of the Companies Law.

14.1.4	Any resolution which by law or these Articles is required to be passed by way of decision of the general meeting.

14.1.5	Any power that is conferred upon the general meeting by law.

14.2	Power of the general meeting to remove powers among the organs

The general meeting may, by a simple majority of the votes of the shareholders entitled to vote and who have voted personally or by proxy, assume powers vested in any another organ and may further transfer powers conferred upon the general manager to the Board of Directors, all for a specific matter or for a specific period.

15.	Annual and special general meetings and class meetings

Notice of general meetings

The Company is not bound to give the shareholders notice of a general meeting, except to the extent this is required by law.

Notice of the general meeting will set out the place and time at which the meeting will convene, the agenda, a synopsis of the resolutions proposed, and such other detail as will be required by law.

16.	Proceedings at general meetings

16.1	Quorum

No business will be transacted at a general meeting unless a quorum is present at the time the meeting proceeds to business. Two shareholders present personally or by proxy and holding or representing at least 40% (forty percent) of the voting rights in the Company, will constitute a quorum. For the purpose of a quorum, a shareholder or his proxy, acting also as proxy of other shareholders, will be deemed to be two or more shareholders, pursuant to the number of shareholders that he represents.

16.2	Adjournment of the general meeting in the absence of a quorum

If no quorum is present within half an hour from the time appointed for the meeting, the meeting will stand adjourned for one week following the date of the meeting, at the same day, time and place or to such other date, time and place as will be determined by the Board of Directors by notice to the shareholders. The Company will, by immediate report, give notice of the adjournment of the meeting and the date of the adjourned meeting.

If no quorum is present at such adjourned meeting, one shareholder at the least, present personally or by proxy, will constitute a quorum, except where the meeting has been convened upon the requisition of shareholders.

16.3	Chairman of the general meeting

The chairman of the Board of Directors (if any) will preside over every general meeting and in his absence, such person who will be appointed for the purpose by the Directors. In the absence of a chairman or if he is not present at the meeting within fifteen minutes of the time appointed, the shareholders present at the meeting will elect one of the Directors of the Company to be chairman or if no Director is present, one of the shareholders present will be elected to preside as chairman of the meeting.

The chairman of the meeting will have no additional or casting vote.

17.	Votes of shareholders

17.1	Majority – resolutions of the general meeting will be passed by simple majority, unless another majority is required by law.

17.2	Certification of title – a shareholder must furnish to the Company a certificate of title at least two business days prior to the date of the general meeting. The Company may waive such requirement.

17.3	Vote by an incompetent person – a legally incompetent person may vote only by trustee, natural guardian or other legal guardian. Such persons may vote personally or by proxy.

17.4	Vote of joint shareholders – in the case of two or more holders of a share, one of them, either personally or by proxy may vote. If more than one joint holder of a share requires to participate in the vote, the senior of them will vote only. For such purpose the senior will be deemed to be the person whose name first appears in the Register of Members.

17.5	Defect – no immaterial defect in the convening or conduct of the general meeting, including a defect resulting from the non-performance of any term or condition prescribed by the Law or the Articles of the Company, including with respect to the manner of convening or conducting the general meeting will disqualify any resolution passed at the general meeting nor affect the proceedings which took place thereat.

17.6	In the event of that stated in Article 16 or 17 hereof being repugnant to that stated in the provisions of the Companies Law, the Companies Law will apply.

17.7	The manner of voting and the counting of the votes will be carried out in accordance with the provisions of the Companies Law. A resolution of the general meeting will be passed if it has earned the majority required for it by law or according to the provisions of these Articles.

18.	Appointment of proxies

18.1	Voting by means of proxy

A shareholder may appoint a proxy to participate in and vote in his stead, either for a particular general meeting or at general meetings of the Company generally, either personally or by voting warrant, provided that the instrument appointing the proxy has been delivered to the Company at least two business days prior to the date appointed for the general meeting, unless the Company has waived this requirement. A proxy is not required to be a shareholder of the Company.

Insofar as the instrument of appointment is not for a particular general meeting, then such an instrument of appointment deposited prior to one general meeting will also have effect for other general meetings thereafter.

The foregoing will similarly apply to a shareholder being a body corporate, who appoints a person to participate in and vote in its stead at the general meeting.

18.2	Form of the instrument of appointment

The instrument appointing a proxy will be signed by the shareholder or by a person authorized on his behalf in writing, and if the appointor is a body corporate, will be signed in the manner binding that body corporate. The Company may require delivery of confirmation in writing to its satisfaction regarding the power of the signatories to bind the body corporate. The instrument of appointment will be made in the form set out below. The secretary of the Company or the Board of Directors will, at their discretion, accept an instrument of appointment in different form provided the changes are not material. The Company will only accept an original instrument of appointment or copy thereof, provided that such copy will be certified by a qualified Israeli lawyer or a notary.

Instrument of appointment

(Proxy Form)

Date:

[Name of the Company

address of the Company]

Dear Sir/Madam,

RE:	Annual General/Special General Meeting of (“the Company”) that will take place on (“the Meeting”)

I, the undersigned,                      I.D./Corporate no.                      of                      being the registered holder of (*) ordinary shares of NIS.             nominal value each, hereby appoint                     , I.D. (**)                      and/or                     , I.D.                      and/or                     , I.D.                      to participate and vote for me and on my behalf at the above mentioned meeting and at every adjournment thereof/ any general meeting of the Company, until I notify you to the contrary.

Signature

(*)	A registered shareholder may grant a number of instruments of appointment (proxies), each to relate to a different quantity of shares of the Company that he holds, provided that he will not grant instruments of appointment for a number larger than that which he holds.
(**)	In the event of the attorney not being the holder of an Israeli I.D., his passport number and the country of issue may also be inserted.

18.3	Validity of instrument of appointment (proxy)

A vote cast in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death, or incompetence or bankruptcy of the appointor, or if the appointment was made by a corporation – the liquidation of or revocation by the appointor of the instrument of appointment or transfer of the share in respect of which it was given, unless notice in writing is received at the Office of the Company before the meeting to the effect that such event has occurred.

18.4	Disqualification of proxies

Subject to the provisions of any law, the secretary of the Company may, at his discretion, disqualify proxies, if a reasonable suspicion exists that they have been forged or were granted by virtue of shares for which other proxies were granted.

18.5	Voting by means of a voting warrant

Pursuant to these Articles, and the provisions of the Companies Law and the Regulations that have been issued thereunder, the shareholders of the Company are afforded the possibility of voting at general meetings of the Company by means of voting warrant, on all the matters that are required by law, as well as on such matters as the Directors of the Company will, from time to time, decide to enable voting to be carried out by means of voting warrants.

Chapter Four – the Board of Directors

19.	Directors – Appointment and Termination of Office

19.1	Number of Directors – the number of Directors of the Company shall be no less than three (3) and no more than seven (7), excluding outside directors, unless otherwise resolved by the general meeting by a Special Majority of three-quarters of the votes of the shareholders entitled to vote and who have voted personally, or by way of a proxy or by way of a voting paper, with the exception of abstention votes.

19.2

Appointment of Directors at the Annual Meeting and Replacement Thereof – at each annual meeting, one third of the Directors on such time will retire from office or, if their number is not a multiple of 3, the number closest to, but not exceeding, 3, provided that on each such annual meeting none of the Directors has been serving in office for a period exceeding three years without being reappointed. For the avoidance of doubt, in the event that on such annual meeting, there are Directors serving in office for a period exceeding three years without being reappointed, then the numbers of Directors resigning from the Board of Directors may exceed one third of the Directors. At such annual meeting, Directors will be appointed in the same number as those who have retired, by a simple majority. The retiring Directors each year will be those who have served in office for a period exceeding three years without being reappointed (if such exist) and in the event that the number of such Directors is less then one third of the Directors in office (or the closest number to one third but not exceeding it, as set-forth above), then in addition, those Directors who have served for the longest period of time since they were last elected (the “Additional Directors”) shall also retire, such that in the aggregate, one third (or the closest number to one third but not exceeding it, as set-forth above) of the Directors in office shall retire. However, if the aggregate number of the Additional Directors is greater than the number of Directors who are candidates to retire, as set forth above, then the number of Additional Directors who will retire will be determined by lot, unless otherwise agreed between them. The retirement of a Director pursuant to the provisions of this Article will be deemed to be valid at the end of the meeting at which he retires. Pursuant to this, a retiring Director may continue to act as such for the duration of any meeting at which he retires. A Director so retiring may be re-

elected in accordance with the provisions of this Article 19, at the meeting at which he retires or at any other meeting in the future, by simple majority. This regulation will not apply to External Directors, who will not be reckoned as Directors for the purpose of this regulation. Directors serving on the Company’s Board of Directors prior to the adoption of these Articles of Association shall continue to act as such until the first annual meeting to convene following the adoption of these Articles of Association, and at such first annual meeting, the mechanism set forth in this Article 19.2 shall apply.

19.3	Subject to the number of Directors of the Company not exceeding the maximum number of the members of the Board prescribed in paragraph 19.1 above, further Directors may be appointed at an annual meeting, or at a special meeting, by special majority.

19.4	A special meeting of the Company may appoint Directors for the Company in lieu of those whose service has terminated as well as in any case where the number of the members of the Board has fallen below the minimum prescribed by these Articles or by the general meeting, as stated in paragraph 19.1 above, by simple majority. A Director so appointed will remain in office only for the period for which the Director in whose stead he was appointed, and will fulfil his office as if he had not been removed.

19.5	The provisions of this paragraph 19 (in their entirety) will not apply to the appointment and duration of service of outside directors, to whom the provision of the Companies Law will apply.

19.6	The Company may, by special majority, at an annual or special meeting, remove any Director from office before his term of office has expired.

19.7	Subject to the provisions of law regarding the termination of a Director’s office, but notwithstanding that stated in section 230 of the Companies Law, the office of a Director will not be terminated except as stated in this regulation 19, in its entirely.

19.8	Appointment of Directors by the Board – the Board may appoint a Director or other Directors to the Company either for fulfilling a position that has fallen vacant for any reason whatsoever or as a further Director or Directors, provided that the number of Directors will not exceed the maximum number of the members of the Board. Any Director so appointed will remain in office until the first annual meeting that will take place following his appointment. Such Directors may be re elected as Directors of the Company according to the provisions of this paragraph 19.

19.9	The majority required to alter the provisions of paragraphs 19.1 – 19.8 above, will be a special majority.

19.10	Date of commencement of the service of a Director – the Directors elected will take up office from the end of the general meeting at which they were appointed or on the date of their appointment by the Directors as stated in paragraph 19.8 above, as the case may be, unless a later date is determined by the resolution appointing them.

19.11	Save with respect to a Director whose term of office expires on the date of the annual meeting, no Director will be appointed at the general meeting unless the Board of Directors has recommended his appointment, or a shareholder of the Company holding at least a percentage of the voting rights in the Company has submitted to the officers of the Company, at least 14 (fourteen) days before the annual meeting convenes, a written document signed by the shareholder giving notice of the intention of such shareholders to propose that such candidate will be appointed as Director, there being attached to such notice the written consent of the candidate to be so elected, together with a resume of the candidate.

19.12	Alternate Director – subject to the provisions of law, a Director may from time to time appoint an alternate for himself (hereinafter: “Alternate Director”), dismiss such Alternate Director and appoint another instead of any Alternate Director whose office has been vacated for any reason, either for a particular meeting or permanently.

19.13	Attorney of a Director – any Director and any Alternate Director may appoint an attorney-in-fact to participate in and vote in their stead at any meeting of the Board or of a committee of the Board. Such appointment may be general or for one or a number of meetings. Such attorney may not vote in lieu of the Director who appointed him if such Director or Alternate Director is present at the meeting. Such appointment will be in force in accordance with its terms or until it is revoked by the appointor. A Director or Alternate Director of the Company may serve as such an attorney.

19.14	Termination of the Office of a Director – in the event of the office of a Director being vacated, the remaining Directors may continue to act as long as their number has not fallen below the minimum number of Directors prescribed by these Articles or by the general meeting. In the event of Directors having so reduced, the remaining Directors may act solely in order to convene a general meeting of the Company.

19.15	Meetings held by means of communication without convening

At a meeting held by means of any form of communication, it will be sufficient that all the Directors who are entitled to participate in the discussion and the vote, will be able to hear one another.

19.16	The Directors may pass a resolution even without actually convening, provided that all the Directors who are entitled to participate in the discussion and vote on the business that has been proposed for the resolution have agreed not to convene to discuss the matter. In the case of resolutions so passed, minutes of the resolutions will be taken, including the resolution not to convene, and be signed by the chairman of the Board. The provisions of paragraph 21.2 below will apply to such a resolution, mutatis mutandis. A resolution passed pursuant to this paragraph will be valid for all purposes as if passed at a meeting of the Board duly convened and held.

19.17	Remuneration of the members of the Board – subject to the provisions of the Companies Law, the Company may pay Directors remuneration for performing their duties qua Directors.

20.	Chairman of the Board

20.1	Appointment – the Board will appoint one of their members to be chairman of the Board and also determine in the resolution of the appointment the period for which he will hold office. Unless otherwise prescribed in the resolution of his appointment, the chairman of the Board will hold office until another is appointed in his stead or until he ceases to serve as Director whichever is the earlier. Upon the chairman of the Board ceasing to be Director of the Company, a new chairman will be appointed at the first meeting of the Board that takes place thereafter.

20.2	Absence of casting vote – in the event of an equality of votes on a resolution of the Board, the chairman of the Board or the person who has been appointed to conduct the meeting, will have no additional vote.

21.	Acts of the Directors

21.1	Convening meetings of the Board

The notice regarding convening Board meetings shall be delivered reasonable time prior to the meeting. Notwithstanding the above, the Board may convene without a prior notice in urgent cases only, if the majority of the Board has approved to do so.

Such notice will be delivered in writing, by fax, e-mail or other means of communication, or to the address or fax number or e-mail address or address to which notices may be sent by other means of communication as appropriate, as given by the Director to the Company upon his appointment, or by written notice to the Company, thereafter. The notice will detail the schedule and location of the meeting, and reasonable detailing of the topics on the agenda.

If an Alternate or attorney has been appointed, notice will be given to the Alternate or the attorney unless the Director has given notice that he wishes the notice to be supplied to him also.

21.2	Quorum – a quorum for meetings will be a majority of the members of the Board who are not by law prevented from participating in the meeting, or such other quorum as will be fixed by a majority of the members of the Board, from time to time.

21.3	Validity of acts of the Directors in the case of a disqualified Director – all acts effected in good faith at a meeting of the Board or by a committee of Directors or by any person acting as Director will be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of such Director or person so acting or that all or any one of them were disqualified, as if every such person had been lawfully appointed and was qualified to be a Director.

21.4	Committees of the Board

Subject to the provisions of the Companies Law, the Board may appoint committees of the Board.

Resolutions or recommendations of committees of the Board which require the Board’s approval shall be brought to the Boards attention reasonable time prior to their discussion in the Board.

22.	Validity of acts and approval of transactions

22.1	Subject to the provisions of any law, all acts effected by the Board or by a committee of the Board or by a person acting as Director or as a member of the committee of the Board, or by the General manager, as appropriate, will be effectual notwithstanding it be afterwards discovered that there was some defect in the appointment of the Board, committee of the Board, Director being a member of the committee or the General manager, as appropriate, or that any of such officeholders was disqualified from holding office.

22.2	Subject to the provisions of the Companies Law:

22.2.1	The holding of shares of the Company and the fact that a person is an officeholder or interested party in the Company, or officeholder of another body corporate, including a body corporate of which the Company is an interested party or which is a shareholder of the Company, will not disqualify the officeholder from holding the position of officeholder in the Company. In addition, no officeholder will be disqualified by virtue of his office on account of any engagement or engagement of any such body corporate under an agreement with the Company on any matter whatsoever and in any manner whatsoever.

22.2.2	The office of officeholder of the Company will not disqualify such person and/or his relative and/or other body corporate in which he is an interested party from entering into transactions with the Company in which the officeholder has a personal interest in any manner whatsoever.

22.2.3	An officeholder will be entitled to participate in and vote on the discussions regarding the approval of transactions or acts in which he has a personal interest.

22.3	Subject to the provisions of the Companies Law, transactions of the Company with an officeholder thereof or transaction of the Company with any other person, in which an officeholder of the Company has a personal interest, but not being irregular transactions, will be approved as follows:

22.3.1	The entering into such a transaction that is not irregular will be approved by the Board or by the Audit Committee, or by another party who will be empowered in that behalf by the Board, by a specific resolution or by the procedures of the Board, or by general agreement or by agreement with respect to a certain class of transactions or for a particular transaction.

22.3.2	Approval of transactions that are not irregular as stated may be given by general approval to a certain class of transactions or by approving a particular transaction.

22.4	Subject to the provisions of the Companies Law, a general notice given to the Board by an officeholder or controlling party of the Company regarding his personal interest in a particular matter setting out details of his personal interest will constitute disclosure by the officeholder or the controlling party to the Company regarding that personal interest for the purpose of any engagement with such body in a transaction not being irregular.

22A.	Directors Training Programs

The Company will take care to prepare a program to train new directors in the Company’s business fields and in relevant laws, and will take care to prepare a follow-up program for serving directors, with the intent to update their knowledge in said fields. The training programs will be adjusted, inter alia, to the position in the Company held by the director.

22B.	Composition of the Company’s Board of Directors

The composition of the board of directors will be determined, inter alia, considering gender variation.

Chapter Five – Secretary and Auditor

23.	Secretary

The Board of Directors may appoint a secretary for the Company on such conditions as it deems fit and appoint an under-secretary and determine the fields of their duties and powers. In the absence of an appointment of a secretary for the Company, the general manager will, or such person who will be empowered for that purpose and in the absence of a general manager, the person who will be empowered for that purpose by the Board, fulfil the duties of a secretary prescribed by the law, these Articles and by a decision of the Board. The secretary of the Company will be responsible for all the documents being kept at the registered office of the Company and maintain the registers that the Company is required to maintain by law.

24.	Auditor

24.1	Subject to the provisions of the Companies Law, the general meeting may appoint an auditor for a period exceeding one year, as determined by the general meeting.

24.2	The Directors will determine the remuneration of the auditor of the Company for audit-related duties as well as his remuneration for other, non-audit-related services, unless otherwise prescribed by the Company in general meeting.

Chapter Six – The Company’s Capital and the Distribution thereof

25.	Distribution and Allotment of Bonus Shares

The resolution of the Company to distribute dividend, bonus shares and any other distribution and the conditions thereof will be passed by the Board of Directors of the Company, subject to the provisions of the Companies Law.

26.	Dividend and bonus shares

26.1	Right to dividend or bonus shares

26.1.1	Dividends or bonus shares will be distributed to persons who are registered as shareholders of the Company on the date of the resolution regarding the distribution or on such other date as will be determined in resolution.

26.2	Payment of dividend

26.2.1	Method of payment

In the absence of directions to the contrary in the resolution regarding the distribution of dividend, dividend may be paid under deduction of the tax required by law, by cheque payable to the payee only, that will be sent by registered mail to the registered address of the shareholder entitled thereto and registered with the Company, or by bank transfer. Any such cheque will be drawn to the order of the person to whom it is sent. Dividend in specie will be distributed as determined in the resolution of the distribution.

In the case of joint registered owners, the cheque will be sent to such member first named in the Register of Members in relation to the joint ownership.

The despatch of the cheque to the person who, on the record date, is registered in the Register of Members as holder of a share, or in the case of joint owners – of any of the joint owners – will constitute a discharge in relation to all the payments that have been made in connection with such share.

The Company may resolve not to send a cheque below a certain sum, and the dividend amounts which ought to have been so paid will be regarded as unclaimed dividend.

The Company may set off against the dividend amount to which a shareholder is entitled any debt of that shareholder to the Company, whether overdue or not.

26.2.2	Unclaimed dividend

The Board of Directors may invest any dividend unclaimed for a period of one year after the declaration thereof or otherwise apply the same for the benefit of the Company until claimed. The Company will not be bound to pay interest or linkage for unclaimed dividend.

The Company may, after one year has elapsed from the date of the payment of any unclaimed dividend, apply such unpaid dividend to any purpose whatsoever and the shareholder entitled to such unpaid dividend will have no claim or demand in connection therewith.

26.3	Method of Capitalizing Profits and Distribution of Bonus Shares

26.3.1	Reserves

The Board of Directors may, at its discretion, set aside to special reserves any amount whatsoever out of the profits of the Company, or from a re-evaluation of its assets or the relative part thereof in re-evaluating the assets of companies associated with it, and determine the designation of such reserves. The Directors may further cancel such reserves.

32.3.2	Distribution of bonus shares – to give effect to a distribution of bonus shares, the Board of Directors may settle any difficulty arising and make adjustments, including deciding that fractional shares will not be distributed except for certificates in respect of a cumulative number of fractional shares, sell the fractions and pay the proceeds thereof to those entitled to receive the fractional bonus shares and decide that payment in cash will be paid to the shareholders or that fractions having a value of less than the amount that will be determined (and, if not determined, an amount being less than NIS. 50) will not be brought into account for the purpose of making those adjustments.

27.	Purchase of the Company’s shares

The Company may purchase its own securities, and securities so purchased by the Company may be cancelled.

Chapter Seven – Exemption, Indemnification and Insurance of Officeholders

28.	Exemption of officeholders

The Company may exempt in advance and retroactively any officeholder thereof from all or any of his responsibility by reason of damage following a breach of the duty of caution towards it to the maximum extent permitted by law.

29.	Indemnification of officeholders

29.1	The Company may indemnify an officeholder thereof to the maximum extent permitted by law, without prejudice to the generality of the foregoing, the following provisions will apply:

29.2	The Company may indemnify an officeholder thereof by reason of liability or expense that has been imposed upon him or which he has incurred on account of any act which he committed in his capacity of officeholder, as set out below:

a.	Financial liability that has been imposed upon him in favour of any other person by judgment, including a judgment made in a compromise or arbitrator’s award that has been approved by a court.

b.	Reasonable litigation expenses, including legal fees, expended by the officeholder on account of any investigation or proceedings which have been conducted against him by an authority competent to do so, and which has concluded without the laying of any information against him and without any financial liability having been imposed upon him as an alternative to a criminal proceeding or which is concluded without the laying of an information against him but with the imposition of financial liability as an alternative to a criminal proceeding in an offence which does not require proof of criminal intent or with respect to a monetary penalty.

c.	Reasonable litigation expenses, including legal fees, expended by an officerholder or for which he has been made liable by any court in any proceeding that has been brought against him by or in the name of the Company or any other person or in any criminal proceedings from which he has been acquitted, or criminal charge of which he has been convicted for an offence that does not require proof of criminal intent.

c1.	A payment to any party injured by a violation, as detailed in Section 52ND(A)(1)(A) of Securities Law, as will be amended from time to time.

c2.	Expenses, including reasonable litigation expenses, including attorney fees, incurred by the officeholder with respect to any procedure conducted in his respect, under Chapters H3, H4, or I1, of the Securities Law, as will be amended from time to time, or under Paragraph D of the Fourth Chapter, Ninth Part of the Companies Law, as will be amended from time to time.

d.	Any liability or other expense by reason of which it is or will be permitted by law to indemnify an officeholder.

29.3	Indemnification in advance

The Company may grant an undertaking in advance to indemnify an officeholder thereof by reason of any liability or expense mentioned in paragraph 29.2(a) above, provided the undertaking to indemnify in advance will be limited to the events which, in the opinion of the Board of Directors, may be expected in light of the Company’s activity in practice at the time of the granting of the undertaking to indemnify, and for a sum or at a standard that the Board of Directors has determined to be reasonable in the circumstances, there being specified in the undertaking to indemnify the events which, in the Board’s opinion, may be expected in light of the Company’s activity in practice at the time of granting the undertaking and sum or standard that the Board of Directors has determined to be reasonable in the circumstances. The Company may further grant an undertaking in advance to indemnify an officeholder thereof by reason of liabilities or expenses detailed in paragraphs 29.2(b), 29.2(c), 29.2(c)1 and 29.2(c)2 above.

29.4	Retroactive indemnification

The Company may indemnify an officeholder thereof retroactively.

30.	Insurance of officeholders

30.1	The Company may insure officeholders thereof to the maximum extent permitted by law. Without derogating from the generality of the foregoing, the Company may enter into a contract to insure the liability of an officeholder of the Company by reason of any liability that will be imposed upon him by reason of any act which he has committed in his capacity of officeholder, on account of any of the following:

a.	Breach of the duty of care towards the Company or any other person;

b.	The breach of any fiduciary duty he has towards the Company, provided the officeholder acted in good faith and had reasonable grounds to assume that the act would not harm the interests of the Company;

c.	Financial liability that will be imposed upon him in favour of any other person;

c1.	A payment to any party injured by a violation, as detailed in Section 52ND(A)(1)(A) of Securities Law, as will be amended from time to time;

c2.	Expenses, including reasonable litigation expenses, including attorney fees, incurred by the officeholder with respect to any procedure conducted in his respect, under Chapters H3, H4, or I1, of the Securities Law, as will be amended from time to time, or under Paragraph D of the Fourth Chapter, Ninth Part of the Companies Law, as will be amended from time to time;

d.	Any other event by reason of which it is or will be permitted by law to insure the liability of an officeholder.

31.	Exemption, Indemnification and Insurance – Generally

31.1	The provisions of the above paragraphs regarding exemption, indemnity and insurance, are not intended nor will they be construed as limiting the Company in any manner whatsoever with respect to entering into a contract regarding exemption, insurance and/or indemnity in relation to the persons set out below:

31.1.1	Persons who are not officeholders of the Company, including employees, consultants or contractors of the Company not being officeholders thereof.

31.1.2	Officeholders in other companies. The Company may enter into a contract to exempt, indemnify and insure officeholders of companies that are in its control, or of affiliated or other companies in which it has an interest, to the maximum extent permitted by law, and the above provisions regarding exemption, indemnity and insurance of officeholders in the Company will, mutatis mutandis, apply in this respect.

31.2	It is to be clarified that in this Chapter, such an undertaking relating to exemption, indemnity and insurance for an officeholder may be in effect also after the officeholder has ceased to serve in the Company.

Chapter Eight – Amalgamation, Winding-up and Re-organization of the Company

32.	Amalgamation

The majority required to approve an amalgamation by the general meeting or class meeting will be a simple majority.

33.	Winding-up

33.1	If the Company is wound up, voluntarily or otherwise, the liquidator may, with the approval of general meeting, distribute in specie among the members parts of the property of the Company and may, with like sanction, vest any part of the property of the Company with trustees in favour of the members, as the liquidator, with such approval, will deem fit.

33.2	The shares of the Company will have equal rights among them in relation to the capital amounts that have been or have been credited as paid up on the nominal value of the shares, in relation to the repayment of the capital and participation in a distribution of surplus assets of the Company on a winding up, subject to the special rights of the shares if shares with special rights have been issued.

34.	Re-organization

34.1

On the sale of property of the Company, the directors or the liquidators on a winding up may, if authorised by resolution passed by the general meeting of the Company by simple majority, accept fully paid or partly paid up shares, debenture or securities of any other company, Israeli or foreign, whether then existing or to be formed for the purchase in whole or in part of the property of the Company, and the Directors (if the profits of the Company permit), or the liquidators (on a winding up), may distribute such shares, or securities, or any other property of the Company without realisation, or vest the same in trustees for the shareholders.

34.2	The general meeting may, by resolution adopted by the general meeting of the Company by simple majority resolve on the valuation of any such securities or property at such price and in such manner as the general meeting will decide, and all holders of shares will be bound to accept any valuation or distribution so authorised, and waive all rights in relation thereto, save only in case the Company is proposed to be or is in the course of being wound-up, to such statutory rights (if any) under the provisions of the law as are incapable of being varied or excluded.

Chapter Nine – Notices

35.	Notices

35.1	Notices or any other document may be given by the Company to any member appearing in the Register of Members personally or sent by registered mail addressed to such member according to the address registered in the Register of Members, or according to such other address as the member will have given in writing to the Company as being an address for services of notices or by publication of notices in two newspapers in Israel.

35.2	All notices that are required to be given to members will be given, in relation to shares having joint owners, to such person whose name first appears in the Register of Members, and notice given in this manner will be sufficient notice to all the joint shareholders.

35.3	Any notice or other document that has been given or sent to the member pursuant to these Articles will be deemed to have been duly given and sent with respect to the shares that are held by him whether the shares are held by him alone or by him jointly with others (notwithstanding the death or bankruptcy of such member or grant of a winding-up order, appointment of a trustee or liquidator or receiver over his shares, at such time and regardless of whether the Company knew of his death or bankruptcy or otherwise, or not) until another person will be registered in his stead as holder thereof, and such delivery or dispatch will be deemed to be sufficient if made to any person having a right in the shares.

35.4	Any notice or other document that has been sent by the Company by mail according to an address in Israel will be deemed to have been delivered within 48 hours of the date on which the letter containing the notice or the document has been posted, or within 96 hours in the case of an address abroad, and in proving delivery it will be sufficient to prove that the letter containing the notice or the document was properly addressed and posted.

35.5	The Company is not bound to deliver any notice regarding a general meeting to the shareholders except to the extent that this is required by law. Notice of a general meeting will set out the place and time at which the meeting will be convened, the agenda thereof and a synopsis of the resolutions that are proposed and such other detail as is required by law.

35.6	The accidental omission to give notice regarding a general meeting or non-receipt of any notice by a member of any meeting or other notice will not cause the disqualification of a resolution adopted at such meeting or of any proceedings based on such notice.

35.7	Any shareholder and any member of the Board may waive his right to receive a notice or to receive a notice at any particular time and may agree that a general meeting of the Company or meeting of the Board, as the case may be, will convene and be held notwithstanding the fact that he has not received any notice thereof or despite the notice not having been received in the time required.

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